EXHIBIT 99.4

  ATC Healthcare Announces First Quarter 2005 Results of Operations;
                     Income From Operations is Up

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--July 15, 2004--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported results for its first quarter of fiscal year end 2005, which ended May 31, 2004.
    Revenues for the first quarter ended May 31, 2004 were $29.3 million compared to $34.0 million for the quarter ended May 31, 2003. The reduction in revenues is due to the Company closing marginally performing offices during the second half of fiscal 2004. Service costs were 77.3% of total revenues in the first quarter of fiscal year end 2005 as compared to 78.0% in the first quarter of the prior year. Income from operations for the quarter ended May 31, 2004 equaled $1.1 million versus $486 thousand for the quarter ended May 31, 2003. Net loss for the quarter ended May 31, 2004 was $38 thousand or $(.00) per basic and diluted share versus a net loss of $218 thousand or $(.01) per diluted share for the quarter ended May 31, 2003.
    "I am pleased that we were successful in increasing our income from Operations so significantly in the first quarter of this year. We will continue to look for ways to rebuild revenue, improve our operations, reduce debt load, and lower our interest costs," stated David Savitsky, Chief Executive Officer.
    In conjunction with this release, management will host a teleconference Tuesday, July 20, 2004 at 12:00 noon Eastern Time. The dial in number is 1-800-915-4836 (domestic) or 1-973-317-5319
(international). There will be a 48 hour replay. The replay number is 1-800-428-6051, code 366309.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 54 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their Web site at www.atchealthcare.com.
    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on May 28, 2004.



ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

                                                For the Three Months
                                                        Ended

                                                May 31,     May 31,
                                                  2004        2003
                                              ------------------------
REVENUES:
     Service revenues                             $29,307     $34,043
----------------------------------------------------------------------

COSTS AND EXPENSES:
     Service costs                                 22,664      26,562
     General and administrative expenses            5,227       6,408
     Depreciation and amortization                    335         587
----------------------------------------------------------------------
        Total operating expenses                   28,226      33,557
----------------------------------------------------------------------

INCOME FROM OPERATIONS                              1,081         486
----------------------------------------------------------------------

INTEREST AND OTHER EXPENSES (INCOME):
     Interest expense, net                          1,104         848
     Other expense (income), net                      (10)        (32)
----------------------------------------------------------------------
       Total interest and other expenses            1,094         816
----------------------------------------------------------------------

LOSS BEFORE INCOME TAXES                              (13)       (330)

INCOME TAX PROVISION (BENEFIT)                         25        (112)
----------------------------------------------------------------------

NET LOSS                                              (38)       (218)

Dividends accreted to Preferred Shareholders           17          17
----------------------------------------------------------------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS         $(55)      $(235)
======================================================================

LOSS PER COMMON SHARE - BASIC:                      $(.00)      $(.01)
======================================================================

LOSS PER COMMON SHARE - DILUTED:                    $(.00)      $(.01)
======================================================================
WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING
     Basic                                         24,911      23,859
======================================================================
     Diluted                                       24,911      23,859
======================================================================



    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com